Exhibit 5.2

September 9, 2021

DXC TECHNOLOGY COMPANY

1775 Tysons Boulevard

Tysons, Virginia 22102

Re:	DXC Technology Company –	1.800% Notes Due 2026
2.375% Notes Due 2028

Ladies and Gentlemen:

We have acted as special Nevada counsel to DXC Technology Company, a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of (i) $700,000,000.00 aggregate principal amount of its 1.800% Notes Due 2026 (the “2026 Notes”), and (ii) $650,000,000.00 aggregate principal amount of its 2.375% Notes Due 2028 (the “2028 Notes,” and together with the 2026 Notes, the “Notes”). The Notes are to be issued pursuant to an indenture, dated as of March 27, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), to be supplemented by a ninth supplemental indenture thereto (the “Supplemental Indenture,” and together with the Original Indenture and such further amendments or supplements as may be adopted from time to time, the “Indenture”). The offer and sale of the Notes have been registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-245698) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 13, 2020, under the Securities Act of 1933, as amended (the “Securities Act”) (as so filed and as amended, the “Registration Statement”), including a base prospectus dated August 13, 2020 (the “Base Prospectus”), as supplemented by a Final Prospectus Supplement dated September 7, 2021 relating to the Securities (the “Prospectus Supplement,” and together with the Base Prospectus, the “Disclosure Package”). The Company has entered into an Underwriting Agreement dated as of September 7, 2021, among the Company and the Underwriters listed on Schedule A thereto (the “Underwriting Agreement”), relating to the sale of the Notes. Capitalized terms not defined herein shall have such meaning as set forth in the Underwriting Agreement.

We have examined executed originals or copies of the following documents:

A.	The Underwriting Agreement;

B.	specimen forms of the Notes;

C.	the Indenture;

DXC Technology Company

September 9, 2021

D.	a certificate, dated September 9, 2021, from an Officer of the Company as to certain factual matters, including, the incumbency of the officers of the Company (the “Officer’s Certificate”);

E.	The following documents, filed with the Nevada Secretary of State (collectively the “DXC Filed Documents”):

a.	a copy of the Articles of Incorporation of DXC, filed with the Nevada Secretary of State on March 31, 2017 to be effective April 1, 2017, certified by the Nevada Secretary of State;

b.

Articles of Merger reflecting the merger of DXC US Pragma LLC, a Delaware limited liability company, with and into the Company, as filed with the Nevada Secretary of State’s Office on October 15, 2020;

c.

Articles of Merger reflecting the merger of DXC US Bermuda Holding LLC, a Delaware limited liability company, with and into the Company, as filed with the Nevada Secretary of State’s Office on October 15, 2020;

F.

a copy of the Bylaws of DXC, effective March 15, 2018, and certified to us by an officer of DXC as being complete and correct and in full force and effect as of the date hereof (as so amended, the “DXC Bylaws,” and collectively with the DXC Filed Documents, the “DXC Organizational Documents”);

G.	Certificate of Good Standing for the Company issued by the Nevada Secretary of State on September 8, 2021;

H.	The Registration Statement;

I.	The Base Prospectus;

J.	The Prospectus Supplement;

K.	Resolutions of the board of directors of the Company dated August 13, 2020, authorizing and approving the Registration Statement and the Base Prospectus;

L.

Resolutions of the board of directors of the Company dated April 20, 2020, authorizing and approving the Notes, the issuance and sale of the Notes in a public offering, and designating the Pricing Committee (the “Notes Resolutions”);

M.	Resolutions of the board of directors of the Company adopted as of August 17, 2021, redesignating the Pricing Committee;

N.	A Secretary’s Certificate of Zafar A. Hasan, as Senior Vice President, Head of Corporate Legal and Board Secretary of the Company, dated September 5, 2021, confirming the

DXC Technology Company

September 9, 2021

following actions of the board of directors of the Company at a duly convened meeting of the board of directors on August 17, 2021: (i) affirmation of the Notes Resolutions, and (ii) authorization of the issuance of the Notes in a public offering pursuant to the Registration Statement;

O.

Resolutions of the Pricing Committee of the Company, dated September 1, 2021, approving certain pricing terms of the Notes, authorizing and approving the issuance and sale of the securities described in the Prospectus Supplement, and matters related thereto; and

P.

Officers’ Certificate pursuant to the Indenture of Kenneth P. Sharp, Executive Vice President and Chief Financial Officer of the Company, and Ceyhun Cetin, Vice President and Treasurer of the Company, dated September 9, 2021, establishing the Notes as two Series of Securities to be issued under the Indenture with the terms and characteristics as described therein.

The documents and agreements set forth in paragraphs A through C are collectively referred to herein as the “Transaction Documents.”

We have examined and relied upon such other instruments and documents and taken such other and further actions as we have deemed necessary or appropriate for the opinions expressed herein. We have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the accuracy, completeness and authenticity of all documents and records submitted to us as originals and the conformity with the originals of all documents and records submitted to us as certified, conformed or photostatic copies and (iii) the truth, accuracy and completeness of the factual matters contained in the representations and warranties set forth in the Transaction Documents. For purposes of our review of the DXC Organizational Documents and such matters set forth in Paragraphs K, L, M, N, O and P above, and as a qualification and limitation to the opinions set forth herein, we have, with your consent, relied solely upon communications and affirmations from and on behalf of the Company providing that there have been no changes, amendments or alterations to the documents referenced in such paragraphs which would negate the opinions set forth herein.

We note that the Notes and the Indenture provide that they shall be governed by and construed in accordance with the laws of the State of New York. Accordingly, we assume that the Notes and the Indenture are enforceable under the laws of the State of New York.

Based on the foregoing examinations and assumptions, and subject to the qualifications and limitations contained herein it is our opinion that as of the date hereof:

1.	The Company has been duly incorporated, is validly existing and, based solely on the good standing certificate, in good standing under the laws of the State of Nevada.

2.	The Underwriting Agreement, the Supplemental Indenture, and the Notes have been authorized by all necessary corporate action on the part of the Company.

DXC Technology Company

September 9, 2021

3.

When the Supplemental Indenture has been duly executed and delivered in accordance with the Base Indenture against receipt of consideration therefor, the Indenture will constitute the binding obligations of the Company, to the extent Nevada law governs such issues.

4.

When the Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of consideration therefor, the Notes will constitute binding obligations of the Company, to the extent Nevada law governs such issues.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Nevada. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in connection with the Notes pursuant to the registration requirements of the Securities Act. We hereby consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated as of the date hereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, WOODBURN AND WEDGE

By:	/s/ Shawn G. Pearson
Shawn G. Pearson